Exhibit 10.22

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND Amendment to AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”) is made and entered into as of July 22, 2009, by and between BANK OF THE WEST (the “Bank”) and GUIDANCE SOFTWARE, INC. (the “Borrower”) with respect to the following:

This Amendment shall be deemed to be a part of and subject to that certain AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 1, 2007, as it may be amended from time to time, and any and all addenda and riders thereto (collectively the “Agreement”). Unless otherwise defined herein, all terms used in this Amendment shall have the same meanings as in the Agreement. To the extent that any of the terms or provisions of this Amendment conflict with those contained in the Agreement, the terms and provisions contained herein shall control.

WHEREAS, the Borrower and the Bank mutually desire to extend and/or modify the Agreement.

NOW THEREFORE, for value received and hereby acknowledged, the Borrower and the Bank agree as follows:

1.	Additional Provisions for Certain Defined Terms. The following new definitions are added to the Agreement as Sections 1.1.24, 1.1.25, 1.1.26, 1.1.27 and 1.1.28 which read in their entirety as follows:

1.1.24

“Alternate Base Rate”: shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day or, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% or (c) the Applicable Floating Rate on such date (or, if such date is not a Business Day, the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate or, the Federal Funds Rate or the Applicable Floating Rate shall be effective from and including the effective date of such change in the Prime Rate or, the Federal Funds Rate or the Applicable Floating Rate, respectively.

1.1.25	“Alternate Base Rate Advance”: shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.1.26	“Applicable Floating Rate”: shall mean, as of any date, (a) the One-Month LIBOR Rate on such day multiplied by the Statutory Reserve Rate plus (b) 1.00%, where “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System with respect to the One-Month LIBOR Rate for Eurocurrency funding (currently referred to as “Eurocurrencies Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), including those reserve percentages imposed pursuant to Regulation D, adjusted automatically and as of the effective date of any change in any reserve percentage.

1.1.27

“Federal Funds Rate”: shall mean, for any day, the weighted average (rounded upwards, if necessary to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average

(rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

1.1.28	“One-Month LIBOR Rate”: shall mean, for any day, the rate of interest per annum that is equal to the one month LIBOR rate appearing on the REUTERS BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.

2.	Modification of Interest on Advances. Sections 2.1.4, 2.1.5, 2.1.6, 2.1.8 and 2.1.9 are deleted and replaced in their entirety with the following:

2.1.4	Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrowers below:

(i)	Alternate Base Rate Advances: At the Alternate Base Rate plus 2.00%. Interest shall be adjusted concurrently with any change in the Alternate Base Rate. An Advance based upon the Alternate Base Rate is hereinafter referred to as an “Alternate Base Rate Advance”.

(ii)	LIBOR Advances: A fixed rate quoted by the Bank for one, two or three months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the “LIBOR Interest Period”) for Advances in the minimum amount of $100,000.00. Such interest rate shall be a percentage approximately equivalent to 3.00% in excess of the Bank’s LIBOR Rate which is that rate determined by the Bank’s Treasury Desk as being the arithmetic mean of the U. S. dollar London Interbank Offered Rates for such period appearing on page USD (or such other page as may replace page USD) of the Bloomberg Financial Markets screen at or about 10:00 a.m. (New York City time) on the second Business Day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements) (the “LIBOR Rate”). An Advance based upon the LIBOR Rate is hereinafter referred to as a “LIBOR Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

The LIBOR Rate shall be adjusted to occur on the same day that payment is due as set forth in the section entitled Payments below.

The Borrower hereby promises and agrees to pay interest in arrears on the first calendar day of each month.

If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

2.1.5	Notice of Borrowing: Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (Pacific time) on a Business Day, the Borrowers may borrow under the Line of Credit by requesting:

(i)

An Alternate Base Rate Advance may be made on the day notice is received by the Bank, provided however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Alternate Base

Rate Advance may, at the Bank’s option, be made on the next Business Day.

(ii)	A LIBOR Advance. Notice of any LIBOR Advance shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrowers request such LIBOR Advance to be made.

2.1.6	Notice of Election to Adjust Interest Rate: The Borrowers may elect:

(i)	That interest on an Alternate Base Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrowers request that interest be adjusted to accrue at the LIBOR Rate.

(ii)	That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Alternate Base Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrowers’ election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, the Borrowers shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Alternate Base Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance.

2.1.8	Indemnification for Applicable Floating Rate Costs or LIBOR Costs: During any period of time in which interest on any Alternate Base Rate Advance or LIBOR Advance is accruing on the basis of the Applicable Floating Rate or LIBOR Rate, the Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the Applicable Floating Rate or LIBOR Rate.

2.1.9	Conversion from Applicable Floating Rate or LIBOR Rate: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Applicable Floating Rate or LIBOR Rate (i) is infeasible because the Bank is unable to determine the One-Month LIBOR Rate or the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank’s compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Alternate Base Rate Advance bearing interest at the Applicable Floating Rate or any LIBOR Rate Advance bearing interest on the LIBOR Rate shall thereupon immediately accrue interest at the greater of the Prime Rate or Fed Funds Rate.

3.	Modification of Financial Condition. Effective with the date of this Amendment, Section 6.2 (ii) is hereby modified to read as follows:

(ii)	Not allow a cumulative year to date net loss (excluding non-cash shareholder compensation expense) in excess of $9,000,000.00 as of the third and fourth fiscal quarters of 2009; and $4,000,000.00 as of any fiscal quarter thereafter.

4.	Financial Condition Waiver. Bank hereby waives Borrower’s breach of Section 6.2 (ii) of the Agreement occurring prior to July 22, 2009. Any further breach of that Section is not waived. Except to the extent of this and any prior waiver, the Agreement shall remain unaltered and in full force and effect. This shall not be a waiver of any existing default or breach of a covenant unless specified herein.

5.	Representations and Warranties. The Borrower hereby reaffirms the representations and warranties contained in the Agreement and represents that no event, which with notice or lapse of time, could become an Event of Default, has occurred or is continuing.

6.	Confirmation of Other Terms and Conditions of the Agreement. Except as specifically provided in this Amendment, all other terms, conditions and covenants of the Agreement unaffected by this Amendment shall remain unchanged and shall continue in full force and effect and the Borrower hereby covenants and agrees to perform and observe all terms, covenants and agreements provided for in the Agreement, as hereby amended.

7.	Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of California to which jurisdiction the parties hereto hereby consent and submit.

8.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first hereinabove written.

BANK:		BORROWER:

BANK OF THE WEST		GUIDANCE SOFTWARE, INC.

By:	/s/ Jason Horstman	By:	/s/ Victor Limongelli
NAME:	Jason Horstman, Senior Vice President	NAME:	Victor Limongelli, President and CEO

ADDRESS:

215 North Marengo Avenue
Pasadena, CA 91101

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